Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2022, with respect to the consolidated financial statements and financial statement schedules III and IV of Terra Property Trust, Inc. as of December 31, 2021 and 2020 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

January 20, 2023